Exhibit 99.1

Argan, Inc. Reports First Quarter Fiscal 2025 Results

June 6, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its first quarter of fiscal year 2025 ended April 30, 2024. The Company will host an investor conference call today, June 6, 2024, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	April 30,
For the Quarter Ended:	2024	2023	Change
Revenues	$157,682	$103,675	$54,007
Gross profit	17,944	14,224	3,720
Gross margin %	11.4%	13.7%	(2.3)%
Net income	$7,882	$2,109	$5,773
Diluted income per share	0.58	0.16	0.42
EBITDA (earnings before interest expense, taxes, depreciation and amortization)	11,890	3,649	8,241
Cash dividends per share	0.30	0.25	0.05

	April 30,	January 31,
As of:	2024	2024	Change
Cash, cash equivalents and investments	$416,356	$412,405	$3,951
Net liquidity (1)	246,728	244,919	1,809
Share repurchase treasury stock, at cost	97,728	97,528	200
Project backlog	824,000	757,000	67,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Fiscal 2025 is off to a solid start with consolidated revenues growth of 52% to $157.7 million, reflecting strong revenues performance at both Gemma Power Systems and The Roberts Company. We achieved net income of $7.9 million, or $0.58 per diluted share, and EBITDA increased by $8.2 million to $11.9 million, which represents a 225.8% increase for the quarter, despite a loss of $2.6 million incurred during the quarter associated with challenges we’ve previously detailed related to the Kilroot Power Station project in Northern Ireland.

“The Company closed the first quarter with backlog of $824 million, which includes over $300 million in renewable projects. Our project pipeline is robust, reflecting the growing urgency to bring additional energy resources online to meet the newly anticipated significant rise in power demand, that is being driven by the addition of high-demand data centers, the onshoring of manufacturing operations and the expansion of EV use. Argan’s expertise and capabilities support the construction of all types of energy facilities, and we are optimistic about the opportunities we’re seeing to participate in renewable projects as well as the natural gas facilities that can provide the 24/7 energy generation required to power the changing economy.”

“As we move through fiscal 2025, we remain intently focused on expanding our leadership role as a trusted partner in the construction and management of complex power facility projects. Our proven and comprehensive capabilities apply to both traditional and renewable energy sources, providing Argan a competitive advantage as the industry moves to fill the need for reliable energy sources in the face of unprecedented demand for power.”

First Quarter Results

Consolidated revenues for the quarter ended April 30, 2024 were $157.7 million, an increase of $54.0 million, or 52.1%, from consolidated revenues of $103.7 million reported for the comparable prior year quarter. The Company experienced increased revenues at several projects, including the Trumbull Energy Center, a large combined cycle, gas-fired power plant under construction near Lordstown, Ohio; the Midwest Solar and Battery Projects; and the Shannonbridge Power Project. Revenues from construction activities at the three ESB FlexGen Peaker Plants being built in Dublin, Ireland, remained steady between both periods. The overall increase in consolidated revenues between quarters was partially offset by decreased construction revenues associated with the Guernsey Power Station project and the Kilroot power facility, as those projects have concluded and have been exited, respectively.

For the quarter ended April 30, 2024, Argan’s consolidated gross profit was approximately $17.9 million, or 11.4% of consolidated revenues, reflecting positive profit contributions from all three reportable business segments. However, the consolidated gross profit for the quarter was adversely impacted by the loss related to the Kilroot project and reflects the changing mix of projects and contract types. Consolidated gross profit for the quarter ended April 30, 2023 was $14.2 million, or 13.7% of consolidated revenues.

Selling, general and administrative expenses increased by $0.8 million, to $11.4 million for the quarter ended April 30, 2024, from $10.6 million in the comparable prior year quarter. However, as a percentage of revenues, these expenses declined to 7.2% from 10.2% between the same quarters.

Other income, net, for the three months ended April 30, 2024 was $4.8 million, which reflects income earned during the period on invested funds in the total amount of approximately $4.5 million. During the quarter ended April 30, 2024, the Company recorded income tax expense of $3.4 million primarily due to consolidated pre-tax book income of $11.3 million. For the comparable quarter last year, Argan recorded income tax expense of $0.9 million on consolidated pre-tax book income of $3.0 million.

For the quarter ended April 30, 2024, Argan achieved net income of $7.9 million, or $0.58 per diluted share, compared to $2.1 million, or $0.16 per diluted share, for last year’s comparable quarter. EBITDA for the quarter ended April 30, 2024 increased to $11.9 million compared to $3.6 million in the same quarter of last year.

Argan maintained a substantial total balance of cash, cash equivalents and short-term investments during the quarter. The total balances were $416.4 million and $412.4 million as of April 30 and January 31, 2024, respectively. Balance sheet net liquidity was $246.7 million at April 30, 2024 and $244.9 million at January 31, 2024; furthermore, the Company had no debt.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, June 6, 2024, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 882997.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/50656

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until June 20, 2024, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 50656. A replay of the webcast can be accessed until June 6, 2025.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company may make reference to EBITDA, a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measure to its comparable GAAP measure.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s effectiveness in mitigating future losses related to the Kilroot loss contract. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,
	2024	2023
REVENUES	$157,682	$103,675
Cost of revenues	139,738	89,451
GROSS PROFIT	17,944	14,224
Selling, general and administrative expenses	11,425	10,591
INCOME FROM OPERATIONS	6,519	3,633
Other income (loss), net	4,794	(629)
INCOME BEFORE INCOME TAXES	11,313	3,004
Income tax expense	3,431	895
NET INCOME	$7,882	$2,109

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	(790)	440
Net unrealized losses on available-for-sale securities	(969)	(37)
COMPREHENSIVE INCOME	$6,123	$2,512

NET INCOME PER SHARE
Basic	$0.59	$0.16
Diluted	$0.58	$0.16

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,257	13,413
Diluted	13,572	13,546

CASH DIVIDENDS PER SHARE	$0.30	$0.25

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	April 30,	January 31,
	2024	2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$207,738	$197,032
Investments	208,618	215,373
Accounts receivable, net	59,960	47,326
Contract assets	54,385	48,189
Other current assets	43,625	39,259
TOTAL CURRENT ASSETS	574,326	547,179
Property, plant and equipment, net	10,825	11,021
Goodwill	28,033	28,033
Intangible assets, net	2,120	2,217
Deferred taxes, net	2,305	2,259
Right-of-use and other assets	6,799	7,520
TOTAL ASSETS	$624,408	$598,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$66,448	$39,485
Accrued expenses	60,721	81,721
Contract liabilities	200,429	181,054
TOTAL CURRENT LIABILITIES	327,598	302,260
Noncurrent liabilities	3,655	5,030
TOTAL LIABILITIES	331,253	307,290

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,350,180 and 13,242,520 shares outstanding at April 30, 2024 and January 31, 2024, respectively	2,374	2,374
Additional paid-in capital	164,501	164,183
Retained earnings	229,364	225,507
Less treasury stock, at cost – 2,478,109 and 2,585,769 shares at April 30, 2024 and January 31, 2024, respectively	(97,728)	(97,528)
Accumulated other comprehensive loss	(5,356)	(3,597)
TOTAL STOCKHOLDERS’ EQUITY	293,155	290,939
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$624,408	$598,229

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	April 30,
	2024	2023
Net income, as reported	$7,882	$2,109
Income tax expense	3,431	895
Depreciation	480	547
Amortization of intangible assets	97	98
EBITDA	$11,890	$3,649